Exhibit 99.1

Sonim Reports 66% Sequential Revenue Increase in Second Quarter

Net Revenues $21.1 Million, Gross Margin Increases to 23.4%

Austin, Texas – August 12, 2020 – Sonim Technologies, Inc. (Nasdaq: SONM), a leading U.S. provider of ultra-rugged mobility solutions designed specifically for task workers physically engaged in their work environments, reported financial results for the second quarter ended June 30, 2020.

Sequential Second Quarter 2020 and Recent Highlights

•	Net revenues of $21.1 million, an increase of 65.7% from the first quarter

•	Gross margin increased to 23.4%, compared with 17.0% in the first quarter

•	GAAP net loss declined to $7.1 million, from $10.0 million in the first quarter

•	Raised $27.6 million in gross proceeds from a public offering

•	Eliminated $10.2 million in debt and accrued interest through repayment and conversion

•	Ended the quarter with cash and equivalents of $38.1 million.

Year-Over-Year Second Quarter 2020 Highlights

•	Net revenues of $21.1 million, a decrease of 51.9% from the 2019 second quarter

•	Gross margin decreased to 23.4%, compared with 33.0% in the prior year second quarter

•	GAAP net loss increased to $7.1 million, from $5.6 million in the 2019 second quarter

Said Tom Wilkinson, Chief Executive Officer: “Our improved carrier relationships and increased marketing drove a 65.7% sequential increase in revenue compared to our first quarter of 2020 as we execute on our turnaround plan. We also improved gross margin sequentially to more than 23% in spite of the ongoing effects of the COVID-19 pandemic on our supply chain.”

Wilkinson added: “We continued to expand our relationships with both carrier and enterprise customers and evaluated opportunities to deploy capital into organic and strategic opportunities. In addition to a 39% decrease in operating expense from the prior year, we have drastically improved our balance sheet, resulting in a well-capitalized company with a solid foundation for future innovation and growth.”

Second Quarter 2020 Financial Results

Net revenues for the second quarter of 2020 increased 65.7% to $21.1 million from $12.7 million in the first quarter of 2020. The increase in net revenues was primarily attributable to expanded carrier relationships and enterprise distribution capabilities.

Gross profit for the second quarter of 2020 increased sequentially to $4.9 million (23.4% of net revenues) from $2.2 million (17.0% of net revenues) in the first quarter of 2020. The sequential increase in gross profit was primarily attributable to increased sales activity over which to spread production costs as well as the absence of the temporary shutdown that affected the Shenzhen manufacturing facility in the first quarter of 2020, an event which increased cost of goods in the preceding quarter.

Operating expenses for the second quarter were approximately $0.3 million higher than in the first quarter, but down 39% year-over-year. Second quarter GAAP operating expenses included a one-time charge of $2 million for the proposed settlement of prior shareholder suits and associated legal expenses of approximately $0.4 million, which settlement is subject to court approval. Both Research and Development and Sales and Marketing expenses declined sequentially as Sonim seeks to maximize efficiency of its operating costs, consistent with its goal to lean out operations under its new business model.

Net loss for the second quarter of 2020 totaled $7.1 million or $(0.22) per basic and diluted share (based on 31.6 million shares), compared to net loss of $10.0 million, or $(0.48) per basic and diluted share (based on 20.6 million shares), in the first quarter of 2020.

Balance Sheet

Sonim ended the quarter with $38.1 million in cash and equivalents, and no long-term debt. Net cash provided by operating activities was $5.7 million through the first six months of 2020. Inventory was $15.2 million at quarter end, and accounts receivable $5.3 million. Working capital totaled $36.2 million, up from $19.7 million at December 31, 2019.

Conference Call

Sonim Technologies will hold a conference call today, Wednesday August 12, at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time) to discuss these results and provide an update on business conditions. To join the call, please dial +1-412-317-6060. To listen to a live webcast of the call, please visit https://www.sonimtech.com/ and select About, then Investor Relations. The webcast will be available as a replay on Sonim’s website following completion of the call. A telephonic replay will be available for 14 days approximately 3 hours after the call concludes by dialing +1-412-317-0088 and entering access code 10146839.

About Sonim Technologies, Inc.

Sonim Technologies is a leading U.S. provider of ultra-rugged mobility solutions designed specifically for task workers physically engaged in their work environments, often in mission-critical roles. The Sonim solution includes ultra-rugged mobile phones, a suite of industrial-grade accessories, and data and workflow applications which are collectively designed to increase worker productivity, communication and safety on the job site. For more information, visit www.sonimtech.com.

Important Cautions Regarding Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to, among other things, future growth, profitability, continued market acceptance of the Company’s products. These forward-looking statements are based on Sonim’s current expectations, estimates and projections about its business and industry, management’s beliefs and certain assumptions made by the Company, all of which are subject to change. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, “future”, “believe,” “expect,” “may,” “will,” “intend,” “estimate,” “continue,” or similar expressions or the negative of those terms or expressions. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include Sonim’s ability to continue to generate positive cash flow, and ability to be profitable; anticipated trends, such as the use of and demand for its products; its ability to attract and retain customers to purchase and use its products; its ability to attract wireless carriers as customers for its products; the evolution of technology affecting its products and markets; its ability to successfully address the technical issues identified with respect to its products; its ability to introduce new products and enhance existing products, as well as the other potential factors described under “Risk Factors” included in Sonim’s Quarterly Report on Form 10-Q for the three months ended March 31, 2020, the Form 10-Q for the three months ended June 30, 2020 expected to be filed not later than August 14, 2020, and other documents on file with the Securities and Exchange Commission (available at www.sec.gov). Sonim cautions you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. Sonim assumes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release, except as required by law.

Sonim Technologies Contacts

Robert Tirva, Chief Financial Officer

Sonim Technologies, Inc.

IR@sonimtech.com

Matt Kreps, Managing Director

Darrow Associates Investor Relations

mkreps@darrowir.com

(214) 597-8200

SONIM TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

JUNE 30, 2020 (UNAUDITED) and DECEMBER 31, 2019

(IN THOUSANDS OF U.S. DOLLARS EXCEPT SHARE AND

PER SHARE AMOUNTS)

	June 30, 2020	December 31, 2019
Assets
Cash and cash equivalents	$38,062	$11,298
Accounts receivable, net	5,268	10,082
Inventory	15,225	19,531
Prepaid expenses and other current assets	6,342	6,430

Total current assets	64,894	47,341
Property and equipment, net	1,291	1,442
Other assets	5,264	6,676

Total assets	$71,452	$55,459

Liabilities and stockholders’ equity
Current portion of long-term debt	$147	$9,821
Accounts payable	10,104	7,234
Accrued expenses	16,895	10,265
Insurance premiums due	1,240	—
Deferred revenue	346	291

Total current liabilities	28,732	27,611
Income tax payable	2,140	1,961
Long-term debt, less current portion	325	362

Total liabilities	31,197	29,934

Stockholders’ equity
Common stock, $0.001 par value per share; 100,000,000 shares authorized: and 65,927,316 and 20,437,235 shares issued and outstanding at June 30, 2020 and December 31, 2019, respectively.	66	20
Preferred Stock, $0.001 par value per share, 5,000,000 shares authorized	—	—
Additional paid-in capital	223,495	191,751
Accumulated deficit	(183,306)	(166,246)

Total stockholders’ equity	40,255	25,525

Total liabilities and stockholders’ equity	$71,452	$55,459

SONIM TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

THREE MONTHS ENDED JUNE 30, 2020 and 2019 (UNAUDITED)

(IN THOUSANDS OF U.S. DOLLARS EXCEPT SHARE AND PER SHARE AMOUNTS)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2020	2019	2020	2019
Net revenues	$21,058	$43,747	$33,764	$70,231
Cost of revenues	16,140	29,302	26,681	46,765

Gross profit	4,918	14,445	7,083	23,466

Operating expenses:
Research and development	3,256	7,384	7,192	14,345
Sales and marketing	2,596	4,218	5,727	7,944
General and administrative	5,686	7,424	8,758	9,900
Restructuring costs	—	—	1,087	—

Total operating expenses	11,538	19,026	22,764	32,189

Income (loss) from operations	(6,620)	(4,581)	(15,681)	(8,723)
Interest expense	(302)	(555)	(621)	(977)
Other expense, net	6	(6)	(395)	(271)

Income (loss) before income taxes	(6,916)	(5,142)	(16,697)	(9,971)
Income tax expense	(180)	(457)	(363)	(752)

Net loss attributable to common stockholders	$(7,096)	$(5,599)	$(17,060)	$(10,723)

Net loss per share attributable to common stockholders, basic and diluted	$(0.22)	$(0.31)	$(0.65)	$(0.63)

Weighted–average shares used in computing net loss per share attributable to common stockholders, basic and diluted	31,638,250	18,120,143	26,126,037	16,950,375

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